As filed with the Securities and Exchange Commission on June 26, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BITSTREAM INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2744890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 First Street, 17th Floor Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Bitstream Inc. 2006 Incentive Compensation Plan

(Full title of the plan)

Anna M. Chagnon, President and CEO

Bitstream Inc.

245 First Street, 17th Floor

Cambridge, Massachusetts 02142

(Name and address of agent for service)

(617) 497-6222

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock ($0.01 par value per share)	2,000,000	$4.710	$9,420,000.00	$1,007.94

(1)	Together with an indeterminate number of additional shares which may result from a stock split, stock dividend, or other similar adjustment of the outstanding shares of Class A Common Stock.
(2)	This estimate is made pursuant to Rule 457(c) and (h) solely for the purpose of determining the registration fee. It is not known how many shares will be purchased under the plan or at which price such shares will be purchased. The above calculation is based on the offering of 2,000,000 shares at a purchase price of $4.710 per share, which purchase price is the average of the high ($4.820) and low ($4.710) prices of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), as reported on the Nasdaq Small Cap Market System on June 22, 2006.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Bitstream Inc., relating to 2,000,000 shares of the Registrant’s Common Stock, par value $.01 per share, which may be issued pursuant to awards under the Bitstream Inc. 2006 Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The information required by Part I, Item 1, of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the introductory Note to Part I of Form S-8. The information required is included in documents sent or given to participants in the 2006 Incentive Compensation Plan of Bitstream Inc., a Delaware corporation (the “Registrant”), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed on March 20, 2006 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2006 Annual Meeting of Stockholders);

(2)	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 as filed on May 15, 2006;

(3)	all Current Reports on Form 8-k filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005 (other than information furnished pursuant to Item 2.02 or Item 9.01 thereof); and

(4)	the description of the Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on October 15, 1996, under Section 12(g) of the Exchange Act, including any amendment or report filed for the purposes of updating such description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting the Registrant at:

Bitstream Inc.

245 First Street, 17th Floor

Cambridge, Massachusetts 02142

Telephone: (617) 497-6222

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished under Item 2.02 or Item 9.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Laws empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The Certificate of Incorporation of the Registrant and the By-laws of the Registrant provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Registrant has entered into Indemnification Agreements (“Indemnification Agreements”) with certain of its directors and officers. Each Indemnification Agreement provides that the Registrant will indemnify the indemnitee against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any civil or criminal action or administrative proceeding arising out of the performance of his or her duties as a director or officer so long as the indemnitee acted in good faith in respect thereof.

The directors and officers of the Registrant are also insured under policies of insurance maintained by the Registrant, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are part of this Registration Statement:

4.3	Bitstream Inc. 2006 Incentive Compensation Plan.

5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.

23.1	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page of the Registration Statement).

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts on June 26, 2006.

BITSTREAM INC.
(Registrant)

By:	/s/ Anna M. Chagnon
Anna M. Chagnon
President and CEO

Each person whose signature appears below on this Registration Statement hereby severally constitutes and appoints each of Charles Ying, or his respective successor in office, and Anna M. Chagnon, or her respective successor in office, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post effective amendments and amendments thereto) to this Registration Statement on Form S-8 of the Registrant and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Charles Ying Charles Ying	Chairman of the Board	June 26, 2006

/s/ Anna M. Chagnon Anna M. Chagnon	President and Chief Executive Officer and Director	June 26, 2006

/s/ James P. Dore James P. Dore	Vice president and Chief Financial Officer	June 26, 2006

/s/ George B. Beitzel George B. Beitzel	Director	June 26, 2006

/s/ Amos Kaminski Amos Kaminski	Director	June 26, 2006

/s/ David G. Lubrano David G. Lubrano	Director	June 26, 2006